Exhibit 107.1

Calculation of Filing Fee Tables
Form S-8
(Form Type)
Bioventus Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	4,123,869 (2)	$1.1125 (3)	$4,587,804.26	$110.20 per $1,000,000	$505.58
Total Offering Amounts					$4,587,804.26		$505.58
Total Fee Offsets (4)							$—
Net Fee Due							$505.58
(1)In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Consists of an additional 3,503,239 shares of Bioventus Inc.’s (the “Registrant”) Class A common stock issuable pursuant to the Bioventus Inc. 2021 Incentive Award Plan and an additional 620,630 shares of the Registrant’s Class A common stock issuable pursuant to the Bioventus Inc. 2021 Employee Stock Purchase Plan.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Class A common stock as reported on The Nasdaq Global Select Market on April 12, 2023.
(4)The Registrant does not have any fee offsets.